Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of common stock issuable pursuant to time-vested and performance-vested Restricted Stock Unit Inducement Award Agreements of RE/MAX Holdings, Inc. of our reports dated February 19, 2026, with respect to the consolidated financial statements of RE/MAX Holdings, Inc. and the effectiveness of internal control over financial reporting of RE/MAX Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Denver, Colorado

February 19, 2026